Exhibit 99

FOR IMMEDIATE RELEASE

January 28, 2005

CenterState Banks of Florida, Inc. Announces

2004 Operating Results and Dividend Declaration

WINTER HAVEN, FL. – January 28, 2005 — CenterState Banks of Florida, Inc. (NASDAQ SYMBOL: CSFL) reported operating results for the year and quarter ending December 31, 2004. The Company reported 2004 net income of $4.4 million, or $1.14 per share ($3.2 million, or $0.84 per share, exclusive of non recurring income relating to the sale of branches), compared to 2003 net income of $2.6 million or $0.77 per share. Net income for the quarter ending December 31, 2004 was $983,000, or $0.24 per share, compared to $753,000, or $0.22 per share, for the same quarter last year. All per share data is presented on a diluted basis.

During the year, total assets grew by 24%, or $144.9 million, to $753.8 million. The Company sold its two Lake County, Florida branches during February 2004. The sale of the branches included $21.5 million of loans, $23.0 million of deposits, real estate and all the fixed assets. The Company realized a $1.8 million ($1.15 million after tax) gain on the sale during the first quarter of the year. Two new branches were opened during the year. One is located in Lake Wales (Polk County, Florida) and the other in Kissimmee (Osceola County, Florida).

Also during the year, the Company raised additional capital through a Shareholder Rights Offering. The entire offering of 675,627 shares was sold at the offering price of $18.99 per share. The capital raised totaled $12.8 million, net of expenses. The Company intends to use the capital to support current and future growth.

Presented below are condensed consolidated balance sheets as of December 31, 2004 and 2003, and the related condensed income statements for the twelve month periods then ended.

Condensed Consolidated Balance Sheets (unaudited) Amounts in thousands of dollars

	12/31/04	12/31/03
Cash and due from banks	27,306	24,843
Fed funds and money market	62,809	46,216
Investments	191,400	95,357
Loans	441,005	413,898
Allowance for loan losses	(5,685)	(4,850)
Other assets	36,944	33,432

TOTAL ASSETS	$753,779	$608,896

Deposits	659,630	538,235
Other borrowings	34,627	27,465
Other liabilities	1,738	1,233
Minority interest	120	—
Stockholders’ equity	57,664	41,963

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$753,779	$608,896

Condensed Consolidated Income Statements (unaudited) Amounts in thousands of dollars (except per share data)

	2004	2003
Net interest income	21,214	18,270
Provision for loan losses	(1,270)	(1,243)

Net interest income after loan loss provision	19,944	17,027
Non interest income	4,932	4,687
Gain on sale of branches	1,844	—
Non interest expense	(19,780)	(17,547)

Income before income tax	6,940	4,167
Income tax expense	(2,567)	(1,541)

NET INCOME	$4,373	$2,626

EPS (basic)	$1.17	$0.78
EPS (diluted)	$1.14	$0.77

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At its January 2005 meeting, the board of directors declared the first quarter dividend of 2005 to be $0.06 per share payable on March 31, 2005 to all shareholders of record on March 15, 2005.

CenterState Banks of Florida, Inc. is a multi bank holding company which operates through four wholly owned subsidiary banks with twenty-one full service locations and four mini-locations in seven counties throughout Central Florida. The Company’s four subsidiary banks include First National Bank of Osceola County, Community National Bank of Pasco County, First National Bank of Polk County, and CenterState Bank of Florida.

The Company’s stock is listed on the NASDAQ national market under the symbol CSFL. Request for information regarding the purchase or sale of the common stock can be addressed to Advest, Inc., FIG Partners, LLC, or Ryan Beck & Co. For additional information contact James J. Antal, CFO, at 863-293-2600.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Some of the statements in this report constitute forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934. These statements related to future events, other future financial performance or business strategies, and may be identified by terminology such as “may,” “will,” “should,” “expects,” “scheduled,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “potential,” or “continue” or the negative of such terms or other comparable terminology. Actual events or results may differ materially. In evaluating these statements, you should specifically consider the factors described throughout this report. We cannot be assured that future results, levels of activity, performance or goals will be achieved.

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